Exhibit 99.3

AGREEMENT AND IRREVOCABLE PROXY

THIS AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is entered into and made effective as of March 10, 2025 by and between AJP Holding Company, LLC (“AJP”) and Orbic North America LLC (“Orbic”).

RECITALS

WHEREAS, AJP and Orbic have executed but not yet delivered an agreement (the “Contemplated Purchase Agreement”) with respect to, among other things, the sale by AJP to Orbic of 973,173 shares of common stock, $0.001 par value (“Common Stock”), of Sonim Technologies, Inc., a Delaware corporation (the “Company”) (the “Contemplated Purchase Shares”);

WHEREAS, the Company has resisted the efforts of AJP to transfer the Contemplated Purchase Shares to Orbic;

WHEREAS, the Contemplated Purchase Agreement also provides that AJP will grant an irrevocable proxy to Orbic with regard to its 973,172 remaining shares of Common Stock of the Company (together with the Contemplated Purchase Shares, the “Shares”);

WHEREAS, Orbic intends to engage a proxy solicitation firm (the “Proxy Solicitor”) and legal counsel and other professionals (collectively, “Professionals”) in connection with the dispute with the Company with regard to the transfer of the Contemplated Purchase Shares, a contemplated proxy contest to be undertaken by Orbic and other matters related to the Company; and

WHEREAS, AJP will benefit from Orbic’s efforts in connection with the transfer of the Contemplated Purchase Shares to Orbic, the contemplated proxy contest and other matters related to the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter expressed and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, agree as follows:

1. Irrevocable Proxy and Power of Attorney. AJP hereby irrevocably grants to, and appoints, Orbic as AJP’s exclusive proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of AJP, to attend any meeting of the shareholders of the Company on behalf of AJP or otherwise cause all of the Shares to be counted as present thereat for purposes of establishing a quorum, to vote the Shares, and/or grant a consent or approval in respect of the Shares. AJP hereby affirms that the irrevocable proxy set forth in this Section 1 is given in consideration of Orbic’s engagement of the Proxy Solicitor and Counsel. AJP hereby further affirms that the irrevocable proxy is coupled with an interest sufficient at law to support an irrevocable proxy and may under no circumstances be revoked except upon the termination of this Agreement in accordance with its terms. For purposes of this Section this Agreement shall terminate three (3) years from the date of this Agreement. AJP hereby ratifies and confirms all actions that such proxyholder may lawfully take or cause to be taken by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable, and the exercise of the voting rights of the Shares is intended to be enforceable, in accordance with the provisions of all applicable law, including Sections 212 and 218 of the Delaware General Corporation Law. The irrevocable proxy granted hereunder shall remain in full force and effect until the Contemplated Purchase Shares are sold by AJP to Orbic, except that it shall thereafter continue in full force and effect pursuant to the terms of the Voting Agreement and Irrevocable Proxy contemplated to be entered into concurrently with the Contemplated Purchase Agreement. AJP shall take all further action and execute such other instruments as may be reasonably necessary to effectuate the intent of this irrevocable proxy. AJP hereby represents that any proxies heretofore given in respect the Shares, if any, with respect to the matters set forth in Section 1 are revocable and hereby revokes any and all such proxies.

2. Certain Covenants. AJP hereby covenants and agrees that AJP shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, any of the Shares, or create or permit to exist any lien, security interest or other encumbrance on any of the Shares without the prior written approval of Orbic, at any time prior to the date on which the Contemplated Purchase Shares are sold to Orbic pursuant to the Contemplated Purchase Agreement, except that the covenants herein shall continue in full force and effect pursuant to the terms of the Call Option Agreement contemplated to be entered into concurrently with the Contemplated Purchase Agreement.

3. Expenses. AJP agrees to reimburse Orbic for, or, at Orbic’s request, pay directly fifty percent (50%) of the fees and expenses incurred by Orbic in connection with its engagement of the Proxy Solicitor and Professionals. Notwithstanding the above sentence, Orbic shall be solely responsible for the fees of Certilman Balin Adler & Hyman, LLP and AJP shall be solely responsible for the fees of Sichenzia Ross Ference Carmel LLP.

4. Miscellaneous.

4.1 Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof.

4.2 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

4.3 Amendment. No provision of this Agreement may be amended other than by an instrument in writing signed by AJP and Orbic.

4.4 Execution. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same agreement, and same shall become effective when counterparts have been signed by each party and each party has delivered its signed counterpart to the other party. A digital reproduction, portable document format (“.pdf”), or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by electronic signature (including signature via DocuSign or similar services), electronic mail, or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding, and effective for all purposes.

4.5 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, and performance of this Agreement shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The parties hereto hereby irrevocably waive personal service of process and consent to process being served in any such suit, action, or proceeding by mailing a copy thereof to the applicable party at the address set forth in Section 4.10 and agree that such service shall constitute good and sufficient service of process and notice thereof. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Counties of Nassau or Suffolk in the State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action, or proceeding is brought in an inconvenient forum or that the venue of such suit, action, or proceeding is improper. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

4.7 Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

4.8 Severability. If any one of the provisions contained in this Agreement, for any reason, shall be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall remain in full force and effect and be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

4.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

4.10 Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by the party or its counsel by certified or registered mail, return receipt requested and postage prepaid, or overnight mail or courier as follows:

If to Orbic, at:

555 Wireless Blvd.

Hauppauge, New York 11788

Attention: CEO

With a copy to:

Certilman Balin Adler & Hyman, LLP

90 Merrick Avenue

East Meadow, New York 11554

Attention: Jaspreet Mayall, Esq.

If to AJP, at:

AJP HOLDING COMPANY LLC

829 Peach Avenue

Sunnyvale, CA 94087

Attention: Jeff Wang

With a copy to:

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

Attention: Arthur Marcus, Esq.

or at such other address as either party may specify by notice given to the other party in accordance with this Section 4.10.

4.11 No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Irrevocable Proxy to be executed as of the date hereof.

AJP Holding Company, LLC

Signature:	By:	/s/ Jeffry Wang
Name:		Jeffrey Wang
Title:		Manager

Orbic North America LLC

Signature:	By:	/s/ Ashima Narula
Name:		Ashima Narula
Title:		Member